Exhibit 99.8(KK)

Amendment No. 1

to the Distribution and Services Agreement

AMENDMENT, dated as of January 31, 2007, to the Distribution and Services Agreement (the “Agreement”) dated as of May 18, 2004, by and between PFPC Distributors, Inc. (as assigned to DWS Scudder Distributors, Inc. (formerly Scudder Distributors, Inc.) (“Distributor”)) and National Integrity Life Insurance Company (“Service Organization”).

WHEREAS, the Agreement was assigned, upon requisite notice to Service Organization, by PFPC Distributors, Inc. to Distributor in 2005;

WHEREAS, effective January 1, 2006, Service Organization moved its executive and administrative offices;

WHEREAS, as of February 6, 2006, Distributor and Funds (as defined in the Agreement) were rebranded “DWS” and underwent name changes; and

WHEREAS, Appendix C to the Agreement requires updating to reflect a current and complete list of Funds by deleting the EAFE Equity Index Fund that closed in July 2005;

NOW, THEREFORE, in accordance with Section 13 of the Agreement, Distributor and Service Organization hereby agree as follows:

1.               The parties consent to the assignment of the Agreement to Distributor.  Accordingly, the parties agree that all legal duties, rights and responsibilities of the Agreement are hereby assigned to Distributor effective as of 2005.

2.               The parties agree that all references to Distributor shall mean “DWS Scudder Distributors, Inc.” and that all references to “Deutsche Asset Management VIT Funds” shall mean “DWS Investments VIT Funds.”

3.               Section 14 “Notices” is hereby amended such that the address for Distributor is replaced in its entirety with the following:  “DWS Scudder Distributors, Inc., 222 South Riverside Plaza, Chicago, Illinois 60606, with a copy to:  Deutsche Asset Management, 345 Park Avenue, New York, New York 10154, Attention:  Legal Department (Retail Division)”; and the address for the Service Organization is replaced in its entirety with the following:  “National Integrity Life Insurance Company, 400 Broadway Street, Cincinnati, Ohio, 45202, Attention: Kevin L. Howard, General Counsel.”

4.               Schedule C to the Agreement is hereby amended, and restated in its entirety, by the Schedule C attached to this Amendment.

Except as expressly set forth above, all other terms and provisions of the Agreement (as assigned to Distributor) shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

DWS SCUDDER DISTRIBUTORS, INC.

By:	/s/Philipp Hensler
Name:	Philipp Hensler
Title:	Chairman & CEO

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/Kevin L. Howard
Name:	Kevin L. Howard
Title:	SVP and General Counsel

SCHEDULE C

Fees

Total Annual Fee as % of
Name of Applicable Fund of the	Average Net Assets of
DWS Investments VIT Funds and	Customers’ and Plans’ Shares
Share Class:	held in:

DWS Equity 500 Index VIP - Class B	0.xx	%
DWS Small Cap Index VIP - Class B	0.xx	%

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